Exhibit 10.1


                                 PROMISSORY NOTE


$562,500.00                            Fort Lauderdale, FL, September 28th, 2001

FOR VALUE RECEIVED, I/WE, or either of us, promise to pay to the order of BAY COLONY ASSOCIATES, LTD. the sum Five hundred sixty two thousand, five hundred and no/100 ($562,500.00) dollars at c/o Marquette Realty, 5601 N. Dixie Highway, Suite 420, Fort Lauderdale, FL 33334 with interest from date at the rate of seven (7%) percent per annum until paid, payable as follows:

At Borrower's option interest may be accrued or paid during the period between the date hereof and September 28, 2004. On September 28, 2004, all accrued interest shall be paid and thereafter, interest shall be paid monthly. On September 28, 2006, the principal and any unpaid accrued interest shall be paid in full,

Now should it become necessary to collect this note through an attorney, either of us, whether maker, surety, or endorser on this note, hereby agree to pay all costs of such collection, including reasonable attorney's fee. The drawers and endorsers severally waive presentment for payment, protest, and notice of protest of this note. IN THE EVENT any payment of interest or principal not be paid within THIRTY (30) days after the same becomes due, the holder on this note may, at his option, declare the whole principal sum here to be immediately due and payable.


PARKSON PROPERTY LLC


By:  /s/ Robert G. Tancredi, M.D.
     ---------------------------------------------
     Robert G. Tancredi, Authorized Representative